Exhibit 16.1        Letter from Arthur Andersen LLP

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 17, 2002

Commissioners:

We have read Item 4 included in Form 8-K dated May 15, 2002 of National Vision, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP